Exhibit 10.34

ALERIS CORPORATION
2010 EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

____________, 20___
TO:    [Participant]

FROM:    Aleris Corporation
Re:     Restricted Stock Unit Award
I am pleased to report that you have been granted Restricted Stock Units of Aleris Corporation (formerly Aleris Holding Company) (the “Company”). Some important information about your Restricted Stock Units is set out in this Award Agreement. The Restricted Stock Units were granted under the Company’s 2010 Equity Incentive Plan (the “Plan”), a copy of which is attached. The Restricted Stock Units are subject in all respects to the terms and conditions of the Plan.
1.    Key Terms.

(a)
The Restricted Stock Units: Your Restricted Stock Units (or “RSUs”) will be credited to a separate account maintained for you on the books of the Company (the “Account”). On any given date, each Restricted Stock Unit will correspond to one Share.

(b)	The RSU Shares: Common stock of the Company, par value $0.01 per share.

(c)	Grant Date: ___________, 20___

(d)	Number of Restricted Stock Units: ___________

(e)
Vesting: Your Restricted Stock Units will vest _________ over ______ (___) years. More specifically, your Restricted Stock Units will vest as to ________ ________ percent (_________%) of the Restricted Stock Units awarded on the last day of each ___________ and ___________ following the Grant Date, with the vesting of the first ______% to occur on ___________, 20___ and the last vesting scheduled to occur on _______________, 20___. In all cases, you must be continuously employed from the Grant Date through the relevant vesting date in order for that portion of the Restricted Stock Units to become vested. (In this Agreement, reference to your employment terminating means that you are no longer employed by the Company or any Affiliate.)

(f)
Change of Control: If you are employed at the time of a Change of Control, your Restricted Stock Units will vest to the extent necessary to make the cumulative percentage of the Restricted Stock Units awarded hereunder that has become vested as of such Change of Control at least equal to the percentage by which the Initial Investors have reduced their combined Common Stock interest in the Company. This percentage will be measured by comparing the number of Shares acquired by the Initial Investors on the Effective Date and still held immediately following the Change of Control to the number of Shares they held as of the Effective Date (to be adjusted for stock splits, stock dividends, and the like). If the Initial Investors’ combined Common Stock interest in the Company is reduced by 75% or more, then your Restricted Stock Units will vest in full. By way of example and for illustration purposes only, if there is a Change of Control when 50% of the Restricted Stock Units are vested and the Initial Investors reduce their combined Common Stock interest in the Company by 70%, then an additional 20% of the Restricted Stock Units shall vest upon the Change of Control, and, subject to Section 11 of the Plan, the remaining 30% of the Restricted Stock Units shall continue to vest in accordance with Section 1(e) hereof.

(g)
Dividend Equivalent Rights: You will have Dividend Equivalent Rights on your Restricted Stock Units. A Dividend Equivalent Right is the right to receive, for each Restricted Stock Unit, a payment equivalent to any dividend or distribution made in respect of the Shares underlying your Restricted Stock Units. If the Dividend Equivalent Right relates to a dividend paid in Shares, such Dividend Equivalent Right will be paid to you by multiplying the number of Restricted Stock Units in your Account on the dividend record date by the number of Shares payable as a dividend on a Share. The payment of a Dividend Equivalent Right with respect to any Restricted Stock Unit will be paid to you (without interest) if and when the Restricted Stock Unit to which it relates vests or, if later, when actual holders of the Shares receive their dividends or distributions.

2.
Settlement. The Restricted Stock Units credited to your Account will be settled by the Company within ten (10) days after they vest (and, upon such settlement, will cease to be credited to your Account). At the time of settlement, the Company will issue you a number of Shares equal to the number of Restricted Stock Units that just vested (such Shares, the “RSU Shares”). However, for so long as the Shares are not publicly-traded, unless you timely provide the cash required to satisfy all withholding taxes due in connection with such settlement, the Company will hold back from the RSU Shares otherwise deliverable on settlement the number of RSU Shares necessary to pay those taxes. The Company will in its sole discretion determine the appropriate manner of dealing with fractional shares, including cancellation without payment. The Company will enter your name as a stockholder of record on the books of the Company with respect to the RSU Shares so issued. As a condition to the settlement of your Restricted Stock Units, the RSU Shares shall be subject to all of the terms of the Company’s Stockholders Agreement. By signing below, you will have agreed to become a party to, and be bound by, the Stockholders Agreement on the first day that you acquire any RSU Shares pursuant to this Award Agreement.

3.
Early Termination of the Restricted Stock Units. If your employment ends for any reason, your unvested Restricted Stock Units shall be forfeited without further consideration. In addition, your Restricted Stock Units will terminate upon any cancellation, termination or expiration implemented by the Committee under Plan Section 11 (adjustments upon certain corporate transactions) or Plan Section 15(b) (clawback/forfeiture).

4.
Company Call Right. After your employment ends, the Company shall have the right, but not the obligation, to purchase any RSU Shares held by you (the “Call Right”). This Call Right may be exercised, in whole or in part, from time to time, by the Company providing written notice to you expressing its intent to exercise its Call Right and establishing a call settlement date of not earlier than six (6) months after you acquired the Shares being called. If the Company exercises the Call Right, as consideration for the RSU Shares purchased by the Company, you will be paid the Fair Market Value of the RSU Shares on the call settlement date.

5.
Disclosure Memorandum/Confidentiality: You acknowledge that you have received and read a copy of the Plan’s Disclosure Memorandum, a copy of which is attached. By signing below, you agree to keep strictly confidential any non-public information provided to you by the Company or any Affiliate (“Confidential Information”), including, without limitation, the information contained in the Disclosure Memorandum, the terms of the Stockholders Agreement and/or any financial information relating to the Company or any Affiliate contained therein or subsequently provided to you. You may disclose Confidential Information (i) if required by applicable law; (ii) to members of your immediate family or, (iii) where necessary, to your tax or legal advisors so long as you inform your advisors of this confidentiality provision and they expressly agree to be bound by it.

6.	Restricted Stock Units Subject to Plan and Stockholders Agreement.

(a)
Employee Acknowledgements. By entering into this Award Agreement, you agree and acknowledge that (i) the Restricted Stock Units are subject in all respects to the Plan and that the RSU Shares are subject to the Stockholders Agreement, the terms and provisions of which are each hereby incorporated herein by reference; (ii) the Restricted Stock Units are subject to Plan provisions under which, in certain circumstances, the Committee may terminate your Restricted Stock Units and/or make adjustments to the kind and/or number of shares or property underlying the Restricted Stock Units; and (iii) the Committee has discretion to interpret and administer the Plan and this Award Agreement and its judgments made in accordance with the Plan are final.

(b)
Conflicts. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan and/or the Stockholders Agreement, the term or provision contained in the Plan and/or the Stockholders Agreement shall control. In the event of a conflict between any term or provision contained in the Plan and a term or provision of the Stockholders Agreement, the Committee shall resolve any such conflict in its sole discretion.

(c)	Defined Terms. Capitalized terms not otherwise defined in this Award Agreement have the meanings given such terms in the Plan.

7.
Federal Taxes. Upon the settlement of the Restricted Stock Units in accordance with Section 2 of this Award Agreement, you shall recognize taxable income in respect of the RSU Shares, and the Company shall report such taxable income to the appropriate taxing authorities as it determines to be necessary and appropriate. You should consult your personal tax advisor for more information concerning the tax treatment of your Restricted Stock Units.

We are excited to give you this opportunity to share in our future success. Please indicate your acceptance of the Restricted Stock Units and that you have read and understand the terms of the Plan and this Award Agreement by signing and returning a copy of this Award Agreement.

Sincerely,

[Company Representative]
Title: ____________________

By executing this Award Agreement, you acknowledge that you will become a party to this Award Agreement on the date hereof and, without any further action, the Stockholders Agreement on the first date that you acquire any RSU Shares pursuant to this Award Agreement. Other than the Company, no party to the Stockholders Agreement will have any obligation to you under this Award Agreement.

Agreed to and Accepted by:

[Participant]

ALERIS CORPORATION
2010 EQUITY INCENTIVE PLAN

FORM OF AMENDMENT ___ TO THE
RESTRICTED STOCK UNIT AWARD AGREEMENT

____________________, 20__
TO:    [Participant]

FROM:    Aleris Corporation (formerly “Aleris Holding Company”)
Re:     Amendment ___to Restricted Stock Unit Award Agreement
On ____________, 20__, you were granted Restricted Stock Units of Aleris Corporation (the “Company”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”).
In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2011Equity Incentive Plan and we are amending the terms of your Award Agreement, effective immediately prior to the effectiveness of a 2011 initial public offering of the Company (the “IPO”), as follows:

1.	Section 1(f). Key Terms; Change of Control. The reference to Plan Section 11 in Section 1(f) is amended to Plan Section 12.

2.	Section 2. Settlement. Section 2 is amended to read in its entirety as follows:
Settlement. The Restricted Stock Units credited to your Account will be settled by the Company within ten (10) days after they vest (and, upon such settlement, will cease to be credited to your Account). At the time of settlement, the Company will issue you a number of Shares equal to the number of Restricted Stock Units that just vested (such Shares, the “RSU Shares”). However, unless you timely provide the cash required to satisfy all withholding taxes due in connection with such settlement, the Company will hold back from the RSU Shares otherwise deliverable on settlement the number of RSU Shares necessary to pay those taxes. The Company will in its sole discretion determine the appropriate manner of dealing with fractional shares, including cancellation without payment. The Company will enter your name as a stockholder of record on the books of the Company with respect to the RSU Shares so issued.

3.	Section 3. Early Termination of the Restricted Stock Units. The references to Plan Section 11 and 15(b) are amended to Plan Section 12 and 17(b), respectively.

4.	Section 4. Company Call Right. Section 4 is deleted.

5.
Section 6. Restricted Stock Units Subject to Plan and Stockholders Agreement. Section 6 is amended to change the heading to read Restricted Stock Units Subject to Plan and to amend Section 6(a) and (b) to read as follows:

(d)
Employee Acknowledgements. By entering into this Award Agreement, you agree and acknowledge that (i) the Restricted Stock Units are subject in all respects to the Plan; (ii) the Restricted Stock Units are subject to Plan provisions under which, in certain circumstances, the Committee may terminate your Restricted Stock Units and/or make adjustments to the kind and/or number of shares or property underlying the Restricted Stock Units; and (iii) the Committee has discretion to interpret and administer the Plan and this Award Agreement and its judgments made in accordance with the Plan are final.

(e)	Conflicts. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the term or provision contained in the Plan shall control.

6.	The acknowledgment and statement within the box in the Award Agreement is deleted.

7.	Effective Date of this Amendment. This Amendment is effective immediately prior to the effectiveness of the IPO.

8.
Continued Terms of Restricted Stock Units. Except as otherwise amended in this agreement, your Restricted Stock Units remain subject in all respects to the terms and conditions of the Award Agreement and the 2011 Equity Incentive Plan. A copy of the 2011 Equity Incentive Plan has been provided to you.

Sincerely,

[Company Representative]
Title: ________________________